Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228, 242, and 245 of the
General Corporation Law of the State of Delaware)

A.    The Corporation was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Corporation changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Corporation changed its name again on April 15, 2016, to Windtree Therapeutics, Inc.

B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and restates, integrates, and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

C.    The text of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation (hereinafter called the “Corporation”) is Windtree Therapeutics, Inc.

ARTICLE TWO
The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR
The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 125,000,000 consisting of 120,000,000 shares of common stock, par value $0,001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0,001 per share (the “Preferred Stock”).

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

ARTICLE FIVE
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal, or otherwise alter the Bylaws.

ARTICLE SIX
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN
The Corporation reserves the rights to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE EIGHT
A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article EIGHT, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHT, shall eliminate or reduce the effect of this Article EIGHT in respect of any matter occurring or any cause of action, suit or claim that, but for this Article EIGHT, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE
    The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.”

IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 15th day of February, 2018.

Windtree Therapeutics, Inc.

By:	Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer

2

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

The Corporation was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Corporation changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Corporation changed its name again on April 15, 2016, to Windtree Therapeutics, Inc.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and the amendments set forth below shall become effective upon the filing and effectiveness pursuant to the Delaware Corporation Law of this of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

1.         Article Four of the Amended and Restated Certificate of Incorporation, of the Corporation is hereby amended by adding the following paragraph at the end thereof:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each three (3) share(s) of the Corporation’s common stock (“Share”), par value $0,001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive a fractional shares of Common Stock as a consequence of the Reverse Stock Split will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of our Common Stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the OTCQB® by (ii) the number of shares of our Common Stock held by the Stockholder that would otherwise have been exchanged for the fractional share interest. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

2.         This Certificate of Amendment shall become effective on April 29, 2020 at 12:01 a.m. Eastern Time.

3.         Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as amended, remains in full force and effect.

IN WITNESS WHEREOF, Windtree Therapeutics, Inc, has caused this Certificate of Amendment to be signed by its duly authorized officer this 28th day of April, 2020,

Windtree Therapeutics, Inc,

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]

WINDTREE THERAPEUTICS, INC.
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Windtree Therapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on November 17, 2022, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0,001 per share, which is designated as “Series A Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of 5,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 40,000 shares of Series A Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to ail series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1.

Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 40,000. Each share of Series A Preferred Stock shall have a par value of $0,001 per share.

2.	Dividends. The holders of Series A Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

3.1

Except as otherwise provided herein, each outstanding share of Series A Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series A Preferred Stock shall have a ratable number of votes). The outstanding shares of Series A Preferred Stock shall vote together with the outstanding shares of common stock, par value $0,001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split and the Adjournment Proposal (as such terms are defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series A Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series A Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series A Preferred Stock (or fraction thereof) on, the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, (1) the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment and (2) “ Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split.

3.2

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series A Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series A Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4.	Rank; Liquidation.

4.1

The Series A Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange, or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2

Upon any Dissolution, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0,001 per outstanding share of Series A Preferred Stock.

5.	Redemption.

5.1

All shares of Series A Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2

Any outstanding shares of Series A Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of stockholders held for the purpose of voting on the Reverse Stock Split (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3

Each share of Series A Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each ten whole shares of Series A Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of immediately prior to the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon the applicable Redemption Time; provided, however, that for the avoidance of doubt, the redemption consideration in respect of the shares of Series A Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 5: (x) shall entitle the former beneficial owners of less than ten whole shares of Series A Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series A Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series A Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 20 shares of Series A Preferred Stock redeemed pursuant to such Redemption). As used herein, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly, or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4

From and after the time at which any shares of Series A Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series A Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series A Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series A Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series A Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series A Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the stockholders’ approval of the Reverse Stock Split, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of shares of Series A Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series A Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series A Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

6.

Transfer. Shares of Series A Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series A Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1 /1,000ths) of a share of Series A Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7.

Fractional Shares. The Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series A Preferred Stock.

8.

Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 18th day of November, 2022.

WINDTREE THERAPEUTICS, INC.

By:	/s/ Craig E. Fraser
Name:	Craig E. Fraser
Title:	President and Chief Executive Officer

[Signature Page to the Certificate of Designation of Series A Preferred Stock]

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

The Company was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Company changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Company changed its name again on April 15,2016, to Windtree Therapeutics, Inc.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and the amendments set forth below shall become effective upon the filing and effectiveness pursuant to the Delaware Corporation Law of this of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company:

1.         Article Four of the Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph at the end thereof:

“Upon the filing and effectiveness (the “Second Effective Time”) pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each fifty (50) shares of the Corporation’s common stock, par value $0,001 per share (the “Common Stock”), issued and outstanding immediately prior to the Second Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Second Reverse Stock Split”). No fractional shares will be issued as a result of the Second Reverse Stock Split. Each certificate that immediately prior to the Second Effective Time represented shares of Common Stock (“Second Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Second Old Certificate shall have been combined. Holders who otherwise would be entitled to receive fractional share interests of Common Stock upon the effectiveness of the Second Reverse Stock Split shall be entitled to receive a whole share of Common Stock in lieu of any fractional share created as a result of the Second Reverse Stock Split.”

2.         This Certificate of Amendment shall become effective on February 24, 2023 at 12:01 a.m. Eastern Time.

3.         Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as amended, remains in full force and effect.

[Rest of Page Left Blank]

IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of February, 2023.

WINDTREE THERAPEUTICS INC

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer

[Signature Page to Certificate of Amendment]